UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 8, 2006
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     In January 2006, the Compensation Committee of the Board of Directors of Sunrise Senior Living, Inc. (the “Company”) determined that 2006 bonuses for each of the named executive officers will be based on both the individual’s and the Company’s performance, and established the principal performance criteria for such individuals. The 2006 performance criteria for the named executive officers consist of objectives pertaining to earnings per share, revenue under management, general & administrative expense, the range and pace of the Company’s development efforts, hiring targets and leadership development, productivity enhancements, transactions and certain qualitative goals relating to the Company’s operations.
     On March 8, 2006, the Compensation Committee determined that the Company’s named executive officers would be eligible for the following 2006 target bonuses, which would be paid in early 2007 if earned:

2006 Target
Named Executive Officer	Bonus Amount
Paul J. Klaassen	$0 to $625,000
Chairman of the Board and Chief Executive Officer

Thomas B. Newell	$0 to $425,000
President

Tiffany L. Tomasso	$0 to $292,500
Chief Operating Officer

Bradley B. Rush	$0 to $281,250
Chief Financial Officer

Michael Lanahan	$0 to $350,000
Chief Executive Officer — Greystone

     In addition, on March 8, 2006, Mr. Klaassen was granted 17,815 restricted stock units and Ms. Tomasso was granted 4,466 restricted stock units in lieu of their 2005 cash bonuses. Both Mr. Klaassen and Ms. Tomasso had previously elected to receive 100% and 65%, respectively, of their 2005 cash bonuses in restricted stock units pursuant to the Company’s bonus deferral program for certain executive officers. Under this program, the executive officer may elect to receive a whole percentage of his or her cash bonus amount between 10% and 100% (the “Applicable Bonus Amount”) in the form of restricted stock units (the “Base Units”). At the same time, the executive officer also elects a vesting period from two to four years, and, based on the vesting period, will receive additional restricted stock units subject to the vesting period (“Supplemental Units”, together with the Base Units, “Total Restricted Stock Units”) in accordance with the following formula:

Vesting Period	Supplemental Unit Amount
2 years from date of grant	.2 times the Applicable Bonus Amount
3 years from date of grant	.3 times the Applicable Bonus Amount

Vesting Period	Supplemental Unit Amount
4 years from date of grant	.4 times the Applicable Bonus Amount
     The Supplemental Units, but not the Base Units, are subject to the vesting period designated by the executive officer. Vesting is on a “cliff” basis with 100% of the Supplemental Units vesting on the last day of the vesting period based on the executive officer’s continued service with the Company.
     The Total Restricted Stock Units are paid to the executive officer on the first day of the first window period that occurs after the end of the vesting period; provided, that, if the executive officer terminates employment prior to the end of the vesting period, the executive officer will be paid only the Base Units (the unvested Supplemental Units shall be forfeited).
     The restricted stock units granted to Mr. Klaassen vest as follows: 12,725 units vested immediately on the grant date (and are payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2010) and 5,090 units vest on March 8, 2010 and become payable on the first day of the trading window period under Sunrise’s insider trading policy that occurs after March 8, 2010. In the event Mr. Klaassen’s employment with Sunrise is terminated prior to the end of the vesting period, Mr. Klaassen will receive shares of common stock equivalent only to 12,725 units. The restricted stock units granted to Ms. Tomasso vest as follows: 3,722 units vested immediately on the grant date (and are payable on the earlier of Ms. Tomasso’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2008) and 744 units vest on March 8, 2008 and become payable on the first day of the trading window period under Sunrise’s insider trading policy that occurs after March 8, 2008. In the event Ms. Tomasso’s employment with Sunrise is terminated prior to the end of the vesting period, Ms. Tomasso will receive shares of common stock equivalent only to 3,722 units. All restricted stock units entitle the holder to shares of common stock on a one-for-one basis. The form of restricted stock unit agreement for each of the above-described unit grants is filed as Exhibit 10.1 to this Current Report on Form 8-K (which is incorporated by reference herein).
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits:

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Agreement
10.2	Bonus Deferral Program for Certain Executive Officers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date:	March 14, 2006	By:	/s/ Bradley B. Rush
Bradley B. Rush
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Name	Page No.
10.1	Form of Restricted Stock Unit Agreement
10.2	Bonus Deferral Program for Certain Executive Officers